Exhibit 99.1

BANKUNITED, INC. REPORTS 2012 RESULTS, EARNINGS EXCEED $211 MILLION

Miami Lakes, Fla. — January 29, 2013 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2012.

For the quarter ended December 31, 2012, the Company reported net income of $62.5 million, or $0.61 per diluted common share, as compared to $41.3 million, or $0.41 per diluted share, for the quarter ended December 31, 2011.

For the year ended December 31, 2012, the Company reported net income of $211.3 million, or $2.05 per diluted share, generating a return on average stockholders’ equity of 12.45% and a return on average assets of 1.71%.  The Company reported net income of $63.2 million, or $0.62 per diluted share, for the year ended December 31, 2011.  Results for 2011 reflected a previously disclosed one-time charge of $110.4 million, recorded in conjunction with the Company’s first quarter 2011 initial public offering (“IPO”), which was not deductible for income tax purposes.

John Kanas, Chairman, President and Chief Executive Officer, said, “Obviously we are pleased with our financial performance this past year. More importantly we are greatly encouraged by the growth of our franchise as we continue to gain market share in south Florida. Our upcoming expansion into New York combined with the anticipated continuation of improvement in the Florida economy underscores our optimism toward the future of BankUnited.”

Performance Highlights

•                  New loans grew by $449.6 million during the fourth quarter of 2012, an annualized growth rate of 55%.  For the year ended December 31, 2012, new loans increased by $2.0 billion to $3.7 billion.  For both the fourth quarter and the year ended December 31, 2012, new loan growth outpaced the resolution of covered loans.

•                  Deposits totaled $8.5 billion at December 31, 2012 with demand deposits totaling $1.9 billion, or 22% of total deposits.  For the year ended December 31, 2012, demand deposits grew by $630.8 million, or 52%.

•                  The net interest margin, calculated on a tax-equivalent basis, was 6.70% for the quarter ended December 31, 2012 compared to 6.54% for the quarter ended December 31, 2011 and 6.04% compared to 6.21% for the years ended December 31, 2012 and 2011, respectively. The margin for the fourth quarter of 2012 benefited from the sale of covered loans from a pool of acquired credit impaired (“ACI”) loans that has a zero carrying value, as discussed below.

•                  Similar to prior years, the Company sold covered loans in the fourth quarter of 2012.  The aggregate price for the 2012 sales was approximately 39.6% of the unpaid principal balances (“UPB”) of loans sold, as compared to an average of 28.1% of UPB for the years 2009, 2010 and 2011.   Since the proceeds of the sale of loans from the pool of ACI loans carried at zero are recorded as interest income, the Company’s fourth quarter margin benefited from the better pricing levels of the sale, and was higher than we previously projected.

•                  The fourth quarter loan sale also resulted in a loss of $29.3 million on the sale of loans from the remaining pools, with an offsetting gain of $30.8 million on the FDIC indemnification asset.

•                  During the fourth quarter, we sold investment securities with a fair value of $526.7 million, utilizing the proceeds to extinguish $520.0 million in Federal Home Loan Bank (“FHLB”) advances and terminate a related cash flow hedge, with a combined cost of borrowing of 3.46%. We realized a pre-tax gain on the sale of securities of $10.0 million and a combined pre-tax loss of $22.9 million on the extinguishment of the advances and termination of the hedge. This transaction is expected to have a positive effect on our net interest margin in 2013.

•                  The cost of deposits continues to trend downward.  The cost of deposits was 0.73% for the fourth quarter of 2012 as compared to 0.78% for the third quarter of 2012 and 0.99% for the fourth quarter of 2011.

•                  We increased our quarterly dividend by 24% to $0.21 per share in the fourth quarter of 2012.

•                  Book value and tangible book value per common share grew to $18.45 and $17.71, respectively, at December 31, 2012.

•                  We opened three new Florida branches during the fourth quarter of 2012 and anticipate opening three branches in Manhattan in the first quarter of 2013.

Capital

BankUnited, Inc. continues to maintain a robust capital position.  The Company and its banking subsidiaries exceed all regulatory guidelines required to be considered well capitalized. The Company’s capital ratios at December 31, 2012 were as follows:

Tier 1 leverage	13.2%

Tier 1 risk-based capital	33.6%

Total risk-based capital	34.9%

Loans

Loans, net of premiums, discounts and deferred fees and costs, increased to $5.6 billion at December 31, 2012 from $4.1 billion at December 31, 2011. New loans grew by $2.0 billion to $3.7 billion at December 31, 2012 from $1.7 billion at December 31, 2011.  Covered loans declined to $1.9 billion at December 31, 2012 from $2.4 billion at December 31, 2011.

For the year ended December 31, 2012, new commercial loans, including commercial loans, commercial real estate loans and leases, grew $1.5 billion to $2.7 billion, primarily reflecting the Company’s continued expansion of market share in Florida. New residential loans grew by $459.2 million to $922.7 million during 2012, primarily as a result of the purchase of residential loans outside of Florida to diversify credit risk within the residential portfolio.

In the fourth quarter of 2012, new commercial loans grew by $319.7 million while the Company’s new residential portfolio grew by $114.1 million.

A comparison of portfolio composition at December 31, 2012 and December 31, 2011 follows:

	New Loans		Total Loans
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Single family residential and home equity	25.0%	27.0%	45.3%	60.2%
Commercial real estate	31.8%	26.2%	25.6%	19.4%
Commercial	42.3%	46.6%	28.5%	20.2%
Consumer	0.9%	0.2%	0.6%	0.2%
	100.0%	100.0%	100.0%	100.0%

Asset Quality

Asset quality remained strong. Credit risk continues to be limited, though to a declining extent, by the Loss Sharing Agreements with the FDIC.  At December 31, 2012, covered loans represented 33% of the total loan portfolio, as compared to 59% at December 31, 2011.

The ratio of non-performing new loans to total new loans was 0.43% at December 31, 2012 and 0.17% at December 31, 2011. The ratio of total non-performing loans to total loans was 0.62% at December 31, 2012 as compared to 0.70% at December 31, 2011.  At December 31, 2012, non-performing assets totaled $110.6 million, including $76.0 million of other real estate owned (“OREO”), as compared to $152.6 million, including $123.7 million of OREO, at December 31, 2011. At December 31, 2012, 85.47% of total non-performing assets, including all OREO, were covered assets.

For the quarters ended December 31, 2012 and 2011, the Company recorded provisions for (recoveries of) loan losses of $1.0 million and $4.0 million, respectively.  Of these amounts, $(1.6) million and $(4.9) million, respectively, related to covered loans and $2.7 million and $8.9 million, respectively, related to new loans.

For the years ended December 31, 2012 and 2011, the Company recorded provisions for (recoveries of) loan losses of $18.9 million and $13.8 million, respectively.  Of these amounts, $(0.5) million and $(7.7) million, respectively, related to covered loans, and $19.4 million and $21.5 million, respectively, related to new loans.  The decrease in the provision related to new loans resulted primarily from a reduction in loss factors applied to the commercial portfolio.

The provisions (recoveries) related to covered loans were significantly mitigated by increases (decreases) in non-interest income recorded in “Net gain (loss) on indemnification asset.”

The following table summarizes the activity in the allowance for loan and lease losses for the quarters and years ended December 31, 2012 and 2011 (in thousands):

	Three Months Ended December 31, 2012				Three Months Ended December 31, 2011
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$9,922	$10,865	$39,629	$60,416	$22,132	$14,933	$17,993	$55,058
Provision	(698)	(942)	2,670	1,030	(3,015)	(1,872)	8,899	4,012
Charge-offs	(1,205)	(519)	(1,235)	(2,959)	(2,785)	(5,444)	(2,573)	(10,802)
Recoveries	—	470	164	634	—	125	9	134
Balance at end of period	$8,019	$9,874	$41,228	$59,121	$16,332	$7,742	$24,328	$48,402

	Year Ended December 31, 2012				Year Ended December 31, 2011
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$16,332	$7,742	$24,328	$48,402	$39,925	$12,284	$6,151	$58,360
Provision	(4,347)	3,844	19,399	18,896	(11,278)	3,586	21,520	13,828
Charge-offs	(3,966)	(3,591)	(2,929)	(10,486)	(13,527)	(8,489)	(3,367)	(25,383)
Recoveries	—	1,879	430	2,309	1,212	361	24	1,597
Balance at end of period	$8,019	$9,874	$41,228	$59,121	$16,332	$7,742	$24,328	$48,402

Deposits

At December 31, 2012, deposits totaled $8.5 billion compared to $7.4 billion at December 31, 2011.  Demand deposits, including non-interest bearing and interest bearing deposits, grew $630.8 million to $1.9 billion or 22% of total deposits at December 31, 2012 from $1.2 billion or 17% of total deposits at December 31, 2011.  This growth was concentrated in commercial and small business accounts.  The average cost of deposits was 0.73% for the quarter ended December 31, 2012 as compared to 0.99% for the quarter ended December 31, 2011 and 0.81% for the year ended December 31, 2012 as compared to 1.09% for the year ended December 31, 2011.  The decrease in the average cost of deposits was primarily attributable to the continued growth in lower cost deposit products and a decline in market rates of interest. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of deposits was 0.68% and 0.76% for the quarter and year ended December 31, 2012.

Net interest income

Net interest income for the quarter ended December 31, 2012 grew to $174.6 million from $140.7 million for the quarter ended December 31, 2011.  Net interest income for the year ended December 31, 2012 was $597.6 million as compared to $499.2 million for the year ended December 31, 2011.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 6.70% for the quarter ended December 31, 2012 as compared to 6.54% for the quarter ended December 31, 2011. Significant factors impacting the trend in net interest margin for the fourth quarter of 2012 included:

•           Higher than projected proceeds of $29.9 million from the sale of ACI loans from a pool with a carrying value of zero were recorded in interest income. The fourth quarter also benefited from an adjustment to accretion on non-ACI residential loans resulting from a change in estimated prepayment rates.

•           Exclusive of the impact of proceeds from the loan sale, the tax-equivalent yield on loans declined by 3.83% for the quarter ended December 31, 2012 as compared to the quarter ended December 31, 2011, primarily because new loans originated at yields lower than those on the covered loan portfolio comprised a greater percentage of total loans.

•           The tax-equivalent yield on investment securities declined to 2.78% for the quarter ended December 31, 2012 from 3.24% for the quarter ended December 31, 2011, reflecting the impact of lower prevailing market rates of interest.

•           The average rate on interest-bearing liabilities declined to 1.17% for the quarter ended December 31, 2012 from 1.54% for the quarter ended December 31, 2011, primarily due to declining market interest rates.

The tax-equivalent net interest margin for the year ended December 31, 2012 was 6.04% as compared to 6.21% for the year ended December 31, 2011. The decline in net interest margin reflected lower yields on loans and investment securities, partially offset by a reduced cost of funds.

The Company’s net interest margin for the quarters and years ended December 31, 2012 and 2011 was also impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the carrying value of the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition (as defined below), the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the years ended December 31, 2012 and 2011 were as follows (in thousands):

Balance, December 31, 2010	$1,833,974
Reclassifications from non-accretable difference	135,933
Accretion	(446,292)
Balance, December 31, 2011	1,523,615
Reclassifications from non-accretable difference	206,934
Accretion	(444,483)
Balance, December 31, 2012	$1,286,066

Non-interest income

Non-interest income for the quarter ended December 31, 2012 was $5.5 million, as compared to $13.3 million for the quarter ended December 31, 2011.  For the year ended December 31, 2012, non-interest income was $89.2 million as compared to $163.2 million for the year ended December 31, 2011.

Non-interest income for the quarter and year ended December 31, 2012 was impacted by lower accretion of discount on the FDIC indemnification asset of $0.8 million and $15.3 million, respectively, as compared to $10.7 million and $55.9 million, respectively, for the quarter and year ended December 31, 2011. As the expected cash flows from ACI loans have increased as discussed above, cash flows from the FDIC indemnification asset have decreased, resulting in lower accretion. We expect the rate of accretion on the FDIC indemnification asset to be negative beginning in the first quarter of 2013.

Income from resolution of covered assets, net was $11.4 million and $51.0 million, respectively, for the quarter and year ended December 31, 2012 compared to $11.7 million and $18.8 million, respectively, for the quarter and year ended December 31, 2011. This increase in income for the year ended December 31, 2012 resulted mainly from higher payoffs of ACI residential loans.

Loss on sale of covered loans, net was $29.3 million for each of the quarter and year ended December 31, 2012 compared to $70.4 million for each of the quarter and year ended December 31, 2011. The decrease in the amount of the loss was related to improved pricing and the effect of the sale of loans from the pool of ACI loans with a carrying value of zero. No loss was recorded related to the sale of loans from this pool. As discussed above, proceeds from the sale of loans in this pool were recorded in interest income. The carrying value of this pool was reduced to zero after the sale of covered loans in 2011.

Net gain (loss) on indemnification asset was $20.6 million and $(6.0) million, respectively, for the quarter and year ended December 31, 2012, as compared to $43.0 million and $79.8 million, respectively, for the quarter and year ended December 31, 2011. The primary factor impacting the decrease for the quarter ended December 31, 2012 as compared to the quarter ended December 31, 2011 was the decline in the loss on sale of covered loans. Other significant factors influencing the decline for the year ended December 31, 2012 as compared to the year ended December 31, 2011 included increased income from resolution of covered assets, net, reduced OREO impairment and more favorable gains (losses) on the sale of OREO as discussed further below.

In addition, as discussed above, the quarter ended December 31, 2012 included approximately $10.1 million of gains on the sale of investment securities, $14.2 million in losses on the extinguishment of FHLB advances and a loss of $8.7 million on the termination of a cash flow hedge.

Non-interest expense

Non-interest expense totaled $78.7 million for the quarter ended December 31, 2012 as compared to $75.8 million for the quarter ended December 31, 2011.  For the year ended December 31, 2012, non-interest expense totaled $323.1 million as compared to $455.8 million for the year ended December 31, 2011.  Non-interest expense for the year ended December 31, 2011 included a one-time compensation expense of $110.4 million recorded in conjunction with the Company’s IPO.

Employee compensation and benefits (excluding the one-time charge of $110.4 million discussed above) and occupancy and equipment expense increased for 2012 as compared to 2011, reflecting the Company’s continued growth and the opening and refurbishment of branches.

For the quarter and year ended December 31, 2012, the aggregate of foreclosure expense, OREO expense, gain (loss) on sale of OREO and impairment of OREO totaled $4.7 million and $26.0 million, respectively, as compared to $7.5 million and $80.1 million, respectively, for the quarter and year ended December 31, 2011.  The sharply lower level of expense for the quarter and year ended December 31, 2012 reflected lower levels of OREO and foreclosure activity as well as improving real estate market trends as compared to the prior year.

Earnings Conference Call and Presentation

A conference call to discuss the fourth quarter results will be held at 9:00 a.m. ET on Tuesday, January 29, 2013 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Douglas J. Pauls.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call.  The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888) 679-8038 (domestic) or (617) 213-4850 (international).  The name of the call is BankUnited, and the passcode for the call is 89454096.  A replay of the call will be available from 11:00 a.m. EDT on January 29th through 11:59 p.m. EDT on February 5th by calling (888) 286-8010 (domestic) or (617) 801-6888 (international).  The passcode for the replay is 48177553.  An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc. is a bank holding company with three wholly-owned subsidiaries:  BankUnited, N.A., which is one of the largest independent depository institutions headquartered in Florida by assets, BankUnited Investment Services, Inc., a Florida insurance agency which provides wealth management products and financial planning services, and Herald National Bank, a commercial bank servicing the New York City market.  BankUnited, N.A., is a national bank headquartered in Miami Lakes, Florida with $11.7 billion of assets, more than 1,360 professionals and 98 branches in 15 counties at December 31, 2012.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.6 billion.  The Company has received $2.3 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of December 31, 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 available at the SEC’s website (www.sec.gov).

Contacts

BankUnited, Inc.

Investor Relations:

Douglas J. Pauls, 305-461-6841

dpauls@bankunited.com

or

Media Relations:

Mary Harris, 305-817-8117

mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share and per share data)

	December 31,	December 31,
	2012	2011
ASSETS

Cash and due from banks:
Non-interest bearing	$61,088	$39,894
Interest bearing	21,507	13,160
Interest bearing deposits at Federal Reserve Bank	408,827	247,488
Federal funds sold	3,931	3,200
Cash and cash equivalents	495,353	303,742
Investment securities available for sale, at fair value (including covered securities of $226,505 and $232,194)	4,172,412	4,181,977
Non-marketable equity securities	133,060	147,055
Loans held for sale	2,129	3,952
Loans (including covered loans of $1,864,375 and $2,422,811)	5,571,739	4,137,058
Allowance for loan and lease losses	(59,121)	(48,402)
Loans, net	5,512,618	4,088,656
FDIC indemnification asset	1,457,570	2,049,151
Bank owned life insurance	207,069	204,077
Other real estate owned, covered by loss sharing agreements	76,022	123,737
Deferred tax asset, net	62,274	19,485
Goodwill and other intangible assets	69,768	68,667
Other assets	187,678	131,539
Total assets	$12,375,953	$11,322,038

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$1,312,779	$770,846
Interest bearing	542,561	453,666
Savings and money market	4,042,022	3,553,018
Time	2,640,711	2,587,184
Total deposits	8,538,073	7,364,714
Short-term borrowings	8,175	206
Federal Home Loan Bank advances	1,916,919	2,236,131
Income taxes payable	—	53,171
Other liabilities	106,106	132,536
Total liabilities	10,569,273	9,786,758

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 95,006,729 and 97,700,829 shares issued and outstanding	950	977
Preferred stock, par value $0.01 per share, 100,000,000 shares authorized; 5,415,794 shares of Series A issued and outstanding at December 31, 2012	54	—
Paid-in capital	1,308,315	1,240,068
Retained earnings	413,385	276,216
Accumulated other comprehensive income	83,976	18,019
Total stockholders’ equity	1,806,680	1,535,280
Total liabilities and stockholders’ equity	$12,375,953	$11,322,038

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Interest income:
Loans	$168,770	$142,185	$584,727	$512,728
Investment securities available for sale	31,951	31,856	131,198	122,626
Other	1,625	598	4,931	2,743
Total interest income	202,346	174,639	720,856	638,097
Interest expense:
Deposits	15,712	18,006	66,178	75,773
Borrowings	12,070	15,920	57,091	63,164
Total interest expense	27,782	33,926	123,269	138,937
Net interest income before provision for (recovery of) loan losses	174,564	140,713	597,587	499,160
Provision for (recovery of) loan losses (including $(1,640), $(4,887), $(503) and $(7,692) for covered loans)	1,030	4,012	18,896	13,828
Net interest income after provision for (recovery of) loan losses	173,534	136,701	578,691	485,332
Non-interest income:
Accretion of discount on FDIC indemnification asset	793	10,654	15,306	55,901
Income from resolution of covered assets, net	11,414	11,708	51,016	18,776
Net gain (loss) on indemnification asset	20,572	42,955	(6,030)	79,812
FDIC reimbursement of costs of resolution of covered assets	6,154	6,928	19,569	31,528
Service charges and fees	3,276	2,733	12,716	11,128
Loss on sale of loans, net (including loss related to covered loans of $29,333, $70,366, $29,270 and $70,366)	(29,355)	(70,117)	(28,657)	(69,714)
Gain (loss) on sale of investment securities available for sale, net	10,108	(79)	17,039	1,136
Loss on extinguishment of debt	(14,175)	—	(14,175)	—
Loss on termination of interest rate swap	(8,701)	—	(8,701)	—
Mortgage insurance income	862	4,676	9,772	16,904
Other non-interest income	4,551	3,884	21,392	17,746
Total non-interest income	5,499	13,342	89,247	163,217
Non-interest expense:
Employee compensation and benefits (including $110.4 million in equity based compensation recorded in conjunction with the IPO for 2011)	40,717	40,971	173,261	272,991
Occupancy and equipment	15,689	10,405	54,465	36,680
Impairment of other real estate owned	1,946	2,746	9,926	24,569
(Gain) loss on sale of other real estate owned	(2,665)	(3,763)	(4,164)	23,576
Other real estate owned expense	2,431	3,881	7,624	13,001
Foreclosure expense	2,973	4,590	12,644	18,976
Deposit insurance expense	2,112	1,828	7,248	8,480
Professional fees	4,016	5,126	15,468	17,330
Telecommunications and data processing	2,732	2,266	12,462	12,041
Other non-interest expense	8,751	7,775	34,139	28,161
Total non-interest expense	78,702	75,825	323,073	455,805
Income before income taxes	100,331	74,218	344,865	192,744
Provision for income taxes	37,829	32,938	133,605	129,576
Net income	62,502	41,280	211,260	63,168
Preferred stock dividends	1,137	—	3,899	—
Net income available to common stockholders	$61,365	$41,280	$207,361	$63,168
Earnings per common share, basic	$0.61	$0.41	$2.05	$0.63
Earnings per common share, diluted	$0.61	$0.41	$2.05	$0.62
Cash dividends declared per common share	$0.21	$0.14	$0.72	$0.56

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Three Months Ended December 31,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Assets:
Interest earning assets:
Loans	$5,334,961	$169,668	12.70%	$3,982,354	$142,555	14.29%
Investment securities available for sale	4,698,454	32,704	2.78%	4,113,223	33,307	3.24%
Other interest earning assets	481,299	1,625	1.35%	617,501	598	0.38%
Total interest earning assets	10,514,714	203,997	7.75%	8,713,078	176,460	8.09%
Allowance for loan and lease losses	(62,189)			(53,811)
Non-interest earning assets	2,323,689			2,597,226
Total assets	$12,776,214			$11,256,493
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$535,240	749	0.56%	$422,193	685	0.64%
Savings and money market deposits	4,038,706	5,303	0.52%	3,535,825	7,178	0.81%
Time deposits	2,664,771	9,660	1.44%	2,534,917	10,143	1.59%
Total interest bearing deposits	7,238,717	15,712	0.86%	6,492,935	18,006	1.10%
Borrowings:
FHLB advances	2,222,656	12,064	2.16%	2,238,982	15,919	2.82%
Short-term borrowings	5,461	6	0.46%	328	1	0.49%
Total interest bearing liabilities	9,466,834	27,782	1.17%	8,732,245	33,926	1.54%
Non-interest bearing demand deposits	1,276,043			708,490
Other non-interest bearing liabilities	231,276			299,902
Total liabilities	10,974,153			9,740,637
Stockholders’ equity	1,802,061			1,515,856
Total liabilities and stockholders’ equity	$12,776,214			$11,256,493
Net interest income		$176,215			$142,534
Interest rate spread			6.58%			6.55%
Net interest margin			6.70%			6.54%

(1) On a tax-equivalent basis where applicable

(2) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Years Ended December 31,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate	Balance	Interest (1)	Rate
Assets:
Interest earning assets:
Loans	$4,887,209	$587,571	12.02%	$3,848,837	$513,539	13.34%
Investment securities available for sale	4,611,379	135,833	2.95%	3,654,137	127,630	3.49%
Other interest earning assets	522,184	4,931	0.94%	628,782	2,743	0.44%
Total interest earning assets	10,020,772	728,335	7.27%	8,131,756	643,912	7.92%
Allowance for loan and lease losses	(56,463)			(57,462)
Non-interest earning assets	2,387,719			2,866,486
Total assets	$12,352,028			$10,940,780
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$504,614	3,155	0.63%	$382,329	2,499	0.65%
Savings and money market deposits	3,912,444	24,093	0.62%	3,366,466	29,026	0.86%
Time deposits	2,632,451	38,930	1.48%	2,585,201	44,248	1.71%
Total interest bearing deposits	7,049,509	66,178	0.94%	6,333,996	75,773	1.20%
Borrowings:
FHLB advances	2,227,910	57,040	2.56%	2,246,068	63,158	2.81%
Short-term borrowings	12,435	51	0.41%	1,333	6	0.48%
Total interest bearing liabilities	9,289,854	123,269	1.33%	8,581,397	138,937	1.62%
Non-interest bearing demand deposits	1,099,448			622,377
Other non-interest bearing liabilities	265,399			282,416
Total liabilities	10,654,701			9,486,190
Stockholders’ equity	1,697,327			1,454,590
Total liabilities and stockholders’ equity	$12,352,028			$10,940,780
Net interest income		$605,066			$504,975
Interest rate spread			5.94%			6.30%
Net interest margin			6.04%			6.21%

(1) On a tax-equivalent basis where applicable

BANKUNITED, INC. AND SUBSIDIARIES

EARNINGS PER COMMON SHARE

(In thousands except share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Basic earnings per common share:
Numerator:
Net income	$62,502	$41,280	$211,260	$63,168
Preferred stock dividends	(1,137)	—	(3,899)	—
Net income available to common stockholders	61,365	41,280	207,361	63,168
Distributed and undistributed earnings allocated to participating securities	(4,608)	(2,129)	(15,081)	(3,449)
Income allocated to common stockholders for basic earnings per common share	$56,757	$39,151	$192,280	$59,719
Denominator:
Weighted average common shares outstanding	94,597,067	96,033,910	94,791,484	96,875,386
Less average unvested stock awards	(997,655)	(1,323,425)	(1,137,210)	(1,421,694)
Weighted average shares for basic earnings per common share	93,599,412	94,710,485	93,654,274	95,453,692
Basic earnings per common share	$0.61	$0.41	$2.05	$0.63
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$56,757	$39,151	$192,280	59,719
Adjustment for earnings reallocated from participating securities	6	2	20	—
Income used in calculating diluted earnings per common share	$56,763	$39,153	$192,300	$59,719
Denominator:
Average shares for basic earnings per common share	93,599,412	94,710,485	93,654,274	95,453,692
Dilutive effect of stock options	162,880	121,212	174,509	151,585
Weighted average shares for diluted earnings per common share	93,762,292	94,831,697	93,828,783	95,605,277
Diluted earnings per common share	$0.61	$0.41	$2.05	$0.62

BANKUNITED, INC. AND SUBSIDIARIES

SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
Financial ratios	2012 (4)	2011 (4)	2012	2011
Return on average assets	1.95%	1.45%	1.71%	0.58%
Return on average stockholders’ equity	13.80%	10.80%	12.45%	4.34%
Net interest margin	6.70%	6.54%	6.04%	6.21%

Capital ratios	December 31, 2012	December 31, 2011
Tier 1 risk-based capital	33.60%	41.62%
Total risk-based capital	34.88%	42.89%
Tier 1 leverage	13.16%	13.06%

Asset quality ratios	December 31, 2012	December 31, 2011
Non-performing loans to total loans (1) (3)	0.62%	0.70%
Non-performing assets to total assets (2)	0.89%	1.35%
Allowance for loan losses to total loans (3)	1.06%	1.17%
Allowance for loan losses to non-performing loans (1)	171.21%	167.59%
Net charge-offs to average loans	0.17%	0.62%

(1)   We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)   Non-performing assets include non-performing loans and other real estate owned.

(3)   Total loans is net of unearned discounts, premiums and deferred fees and costs.

(4)   Annualized